EXHIBIT 99.1
[COMPANY LOGO]




CONTACTS FOR ILLUMINET:
MEDIA:
Penny Thomas, 360/493-6000
media_relations@Illuminet.com
INVESTORS:
Peter Wiederspan, 360/493-6165
investor_relations@Illuminet.com


                    ILLUMINET COMPLETES ACQUISITION OF NTC


OLYMPIA, WASH., JULY 5, 2000 - Illuminet Holdings, Inc. (NASDAQ: ILUM), today announced the successful completion of its acquisition of National Telemanagement Corp. (NTC), one of the largest prepaid wireless providers in the country. The transaction closed on June 30, 2000.

"This acquisition is an important step in expanding Illuminet's revenue base and adding complementary intelligent network services to create a total outsource solution for carriers," said Roger Moore, president and chief executive officer of Illuminet.

NTC will be a wholly owned subsidiary of Illuminet, and its headquarters will remain in Dallas. George Lebus will continue as president of NTC.

The combined companies serve 750 communication carriers by providing Signaling System 7 ("SS7") network connectivity and intelligent network services. NTC's prepaid wireless services, including real-time account management and unregistered nationwide roaming services, expand Illuminet's portfolio of intelligent network services.

Under terms of the acquisition, Illuminet issued a total of 1.97 million shares of common stock and options to NTC shareholders and employees.

ABOUT ILLUMINET
Founded in 1981, Illuminet operates the largest Signaling System #7 (SS7) network in the United States not affiliated with a major carrier and is a leading provider of complementary intelligent network services to telecommunications carriers. Connection to the Illuminet network gives carriers access to the system of signaling networks of nearly the entire U.S. public-switched telecommunications infrastructure through a single source. Illuminet specializes in signaling network services and intelligent network solutions for a variety of services such as calling name delivery, calling card validation, wireless roaming, number portability, network usage measurement, network management, clearinghouse services, toll-free database and other specialized database access functions. Illuminet's headquarters are at 4501 Intelco Loop, SE, Lacey, WA 98503; (360) 493-6000; www.illuminet.com.

ABOUT NTC
National Telemanagement Corporation (NTC), a wholly owned subsidiary of Illuminet Holdings, Inc., is based in Dallas, Texas. NTC provides enhanced applications service products to the communications industry including unregistered wireless roaming services via the American Roaming Network and real-time account management services under SmartPay Wireless (TM) . Visit the company's Web site at www.ntcworld.com.

Editor's Note: Illuminet's logo is registered as a Service Mark with the United States Patent and Trademark Office.




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